EXHIBIT 10.2
Second Amended and Restated Tapestry, Inc.
2018 Stock Incentive Plan
Stock Option Grant Notice and Agreement

NAME
Tapestry, Inc. (the “Company”) is pleased to confirm that you have been granted a stock option (an “Option”), effective as of GRANT DATE (the “Grant Date”), as provided in this agreement, including any special provisions for Award recipients outside the United States set forth in Annex A (the “Agreement”) pursuant to the Second Amended and Restated Tapestry, Inc. 2018 Stock Incentive Plan (as amended, restated or otherwise modified from time to time and in effect on the Grant Date, the “Plan”). Capitalized terms used but not defined in the Agreement shall have the meanings given to such terms in the Plan.
1.Option Right. Your Option is to purchase, on the terms and conditions set forth below, the following number of Option Shares (the “Option Shares”) of the Company’s Common Stock, par value $.01 per Option Share (the “Common Stock”), at the exercise price specified below (the “Grant Price”).

	Number of Option Shares	Grant Price Per Option Share
Option Shares Granted	# of Options	Grant Price
2.Option. This Option is a non-qualified stock option that is intended to conform in all respects with the Plan, a copy of which will be supplied to you upon your request, and the provisions of which are incorporated herein by reference. This Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.
3.Expiration Date. This Option expires on the tenth (10th) anniversary of the Grant Date (the “Expiration Date”), subject to earlier expiration upon your death, Permanent and Total Disability (as defined below) or other termination of employment, as provided below.
4.Vesting. This Option may be exercised only to the extent it has vested. Subject to Sections 5, 6 and 8 of the Agreement, and your continuous employment by the Company or any of its Affiliates (collectively, the “Tapestry Companies”) from the Grant Date until each of the first, second, third and fourth anniversaries of the Grant Date (each, a “Vesting Date”), this Option will vest with respect to one-fourth (1/4th) of the Option Shares on each Vesting Date.
If upon or during the twenty four (24)-month period immediately following a Change in Control, your employment is terminated either by the Tapestry Companies without Change in Control Cause (as defined below) or by you for Change in Control Good Reason (as defined below) (each, a “Change in Control Termination”), then all unvested Option Shares will become fully vested, effective immediately upon such termination and this Option will be exercisable until the Expiration Date.
“Change in Control Cause” shall mean the occurrence of any of the following: (i) conviction of, or plea of guilty or nolo contendere to, a felony (or crime of similar magnitude under non-U.S. laws) or a crime involving moral turpitude; (ii) willful or grossly negligent breach of material duties; (iii) any act of fraud, embezzlement or other similar dishonest conduct; (iv) any act or omission that has a material adverse effect on the Tapestry Companies, including without limitation, its reputation, business interests or financial condition; or (v) a material breach of any of restrictive covenants set forth in a written agreement with the Tapestry Companies. “Change in Control Good Reason” shall mean (i) any reduction in your base salary and/or target bonus opportunity, other than a reduction that is uniformly applied to similarly situated employees of not more than 10%; (ii) relocation of your principal place of work outside of a fifty (50) mile radius of your then current location; (iii) the failure of any successor to the Tapestry Companies to assume or substitute for the Agreement; or (iv) the occurrence of any event that constitutes “good reason” (or words of like import) as set forth in a written employment agreement or offer letter between the Tapestry Companies and you in effect on the date of your termination. In order for an event to qualify as Change in Control Good Reason, (i) you must first provide the Tapestry Companies with written notice of the acts or omissions constituting the grounds for “Change in Control Good Reason” within thirty (30) calendar days of the initial existence of the grounds for “Change in Control Good Reason” and a reasonable cure period of thirty (30) calendar days following the date of written notice (the “Cure Period”), and such grounds must not have been cured during such time, and the you must resign your employment within the thirty (30) calendar days following the end of the Cure Period.
5.Death, Total Disability or Retirement. If you cease active employment with the Tapestry Companies because of your death or Permanent and Total Disability, this Option will vest as of the date of your death or the date you are determined to be Permanently and Totally Disabled, which date shall be the sole remaining Vesting Date, and the last day on which this Option may be exercised is the earlier of (a) the Expiration Date or (b) five (5) years after the date of your death or Permanent and Total Disability. For purposes of the foregoing, “Permanent and Total Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.
In the case of your Retirement (as defined below), and subject to (a) providing the Required Notice (as defined below) applicable to you and (b) complying with the Restrictive Covenants (as defined below) for the periods specified in Section 8(a) and Section 8(c), this Option will remain outstanding and eligible to continue to vest in accordance with the schedule set forth in Section 4, and will be exercisable until the Expiration Date. For purposes of the foregoing, “Retirement” shall mean your departure from employment with the Tapestry Companies other than for Cause (as defined below) if either: (1) you have attained age sixty-five (65) and five (5) years of service with the Tapestry Companies or (2) you have attained age fifty-five (55) and ten (10) years of service with the Tapestry Companies.
6.Involuntary Termination, Voluntary Termination and Non-Severance Event Termination.
(a)    Except with respect to any Change in Control Termination, if your employment with the Tapestry Companies is terminated by the Tapestry Companies prior to the final Vesting Date and you are entitled to receive severance benefits under any written severance plan or policy of the Tapestry Companies or an employment agreement between you and the Tapestry Companies in connection with such termination (collectively, a “Severance Event Termination”), then, unless such agreement provides otherwise, you will receive pro-rata vesting based on the number of days you were employed during the period beginning on the
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Grant Date and ending on the date of your Severance Event Termination, excluding any Option Shares that have already become vested on previous applicable Vesting Dates under this Agreement, and any Option Shares that remain unvested after giving effect to the foregoing pro-rata vesting will be forfeited for no consideration as of the date of your Severance Event Termination. The vested portion of any Option may be exercised until the earlier of (i) the Expiration Date or (ii) 90 days after the date of your Severance Event Termination. Your receipt of pro-rata vesting with respect to a portion of the Option Shares pursuant to this Award upon a Severance Event Termination will be subject to (i) your timely execution and non-revocation of a waiver and release agreement in the form prescribed by the Tapestry Companies and (ii) the terms and conditions set forth in (A) the Agreement, (B) any employment agreement between you and the Tapestry Companies (as applicable) and (C) any written severance plan or policy of the Tapestry Companies applicable to you and in effect as of the date of your Severance Event Termination.
(b)    If your employment terminates (i) for reasons other than your death, Permanent and Total Disability, Retirement (as described in Section 5) or a Change in Control Termination and (ii) such termination is not a Severance Event Termination (i.e., you voluntarily terminate your employment with the Tapestry Companies or your employment is terminated by the Tapestry Companies and you are not eligible for severance pay under the written severance plans or policies of the Tapestry Companies or an employment agreement between you and the Tapestry Companies), including, for the avoidance of doubt, if your employment with the Tapestry Companies is terminated due to poor performance, as determined in the sole discretion of the Committee), then the portion of this Option that has not yet vested as of the date your employment terminates will be forfeited for no consideration and the vested portion of this Option shall terminate on the earlier of (A) the Expiration Date or (B) ninety (90) days following the date of your termination of employment. Except as otherwise expressly set forth in this Agreement, you will not earn or be entitled to any pro-rated vesting for any portion of time before the respective Vesting Date during which you were employed, nor will you be entitled to any compensation or payment for any forfeited Options as a result of their ceasing to vest.
(c)    If your termination by the Tapestry Companies is for Cause (as defined below), then this Option shall be forfeited in its entirety for no consideration on the date your employment terminates. For purposes of the Agreement, “Cause” shall mean a determination by the Company that your employment should be terminated for any of the following reasons: (i) your violation of the Employee Guide or any other written policies or procedures of the Tapestry Companies, (ii) your indictment, conviction of, or plea of guilty or nolo contendere to, a felony (or crime of similar magnitude under non-U.S. laws) or a crime involving moral turpitude, (iii) your willful or grossly negligent breach of your duties, (iv) any act of fraud, embezzlement or other similar dishonest conduct, (v) any act or omission that the Company determines could have a material adverse effect on the Tapestry Companies, including without limitation, its reputation, business interests or financial condition, (vi) your failure to follow the lawful directives of the Chief Executive Officer or other employee of the Company to whom you report, or (vii) your breach of any written agreement between you and any of the Tapestry Companies, including your breach of any of the Restrictive Covenants.

7.Exercise. This Option may be exercised (subject to the restrictions contained in the Agreement) in whole or in part for the number of vested Option Shares specified in a written notice (including an electronic notice) that is delivered to the Company or its designated agent and is accompanied by full payment of the Grant Price for such number of Option Shares in cash. Subject to Section 3 above, this Option will be considered exercised on the date on which (a) your written notice of exercise and (b) your payment of the Grant Price, have both been received by the Company or its designated agent. In addition, if you are an international
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optionee, you are subject to the additional terms shown on Annex A. Notwithstanding anything contained in the Agreement to the contrary, the provisions of Section 6.2 of the Plan (Expiration of Option Term: Automatic Exercise of In-The-Money Options) shall apply to this Option.
8.Forfeiture.

(a)    Notwithstanding anything contained in the Agreement to the contrary, (i) if your employment with the Tapestry Companies is terminated for Cause (as defined above) (a “Termination for Cause”), (ii) if you elect to terminate your employment with the Tapestry Companies (including in the event of your Retirement) and you do not provide the Tapestry Companies with the Required Notice applicable to your level (“Termination without Notice”), or (iii) if you engage in any activity inimical, contrary or harmful to the interests of the Tapestry Companies during your employment with the Tapestry Companies or at any time during the period ending one (1) year after your employment with the Tapestry Companies terminates (other than due to Retirement, in which case the claw-back and forfeiture provisions set forth in Section 8(a) of the Agreement that apply in the event the Restrictive Covenants are violated shall remain in effect through the last Vesting Date), including but not limited to: (A) violating any of the Restrictive Covenants (as defined below), (B) violating any business standards established by the Company, or (C) participating in any activity not approved by the Board of Directors which is reasonably likely to contribute to or result in a Change in Control (such activities to be collectively referred to as “Wrongful Conduct”) then (x) this Option, to the extent it remains unexercised, shall be forfeited automatically for no consideration on the date on which you first engaged in such Wrongful Conduct or the date of your Termination for Cause or Termination without Notice, whichever is applicable, and (y) the Company shall have the right to claw-back, and you shall pay to the Company in cash any Financial Gain (as defined below) you realize from exercising all or a portion of this Option within the twelve (12) month period (if your role is at the Corporate level of Vice President or higher) or six (6) month period (if your role is below the Corporate level of Vice President) immediately preceding the date on which you first engaged in such Wrongful Conduct or the date of your Termination for Cause or Termination without Notice. For the two (2) year period commencing on a Change in Control, items (A) and (B) under Section 8(a)(iii) shall not constitute Wrongful Conduct.
Solely in the event of your Retirement, if you violate any of the Restrictive Covenants prior to the last Vesting Date set forth in Section 4, (x) this Option, to the extent any portion of it remains unvested, shall be forfeited automatically for no consideration on the date on which you first violated the Restrictive Covenants, and (y) the Company shall have the right to claw-back, and you shall pay to the Company in cash or Shares any Financial Gain you realize from the exercise of this Option within the twelve (12) month period immediately preceding the date on which you violated the Restrictive Covenants or, if longer, the period commencing on your date of Retirement and ending on the date on which you violated the Restrictive Covenants.
(b)    For purposes of the Agreement, “Financial Gain” shall equal, on each date of exercise during the twelve (12) month period (if your role is at the Corporate level of Vice President or higher) or six (6) month period (if your role is below the Corporate level of Vice President) immediately preceding such Wrongful Conduct or termination, the difference between the fair market value of the Common Stock on the date of exercise and the Grant Price, multiplied by the number of Option Shares Common Stock purchased pursuant to the exercise (without reduction for any Option Shares of Common Stock sold, surrendered or attested to in payment of Tax-Related Items (as defined in Section 14 below)); and “Required Notice” means advance written notice of your intent to terminate your employment with the Tapestry Companies, delivered not less than (A) the advance written notice period required in your
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individual employment letter if you are then a member of the Tapestry Executive Committee, which shall not be less than three (3) months, (B) six (6) weeks before your last day of employment if you are then a Senior Vice President, or (C) four (4) weeks before your last day of employment if you are then a Vice President (there is no Required Notice applicable if you are below the level of Vice President).
(c)    For purposes of the Agreement, “Restrictive Covenants” shall mean your agreement not to (i) compete directly or indirectly (either as owner, employee or agent of a Competitive Business (as defined below)) with any of the businesses of the Tapestry Companies, (ii) make, directly or indirectly, a five percent (5%) or more investment in a Competitive Business, or any new luxury accessories business that competes directly with the existing or planned product lines of the Tapestry Companies, (iii) solicit any present or future employees or customers of the Tapestry Companies to terminate or reduce such employment or business relationship(s) with the Tapestry Companies, in the case of each of (i), (ii) and (iii), at any time during your employment with the Tapestry Companies or at any time during the period ending one (1) year after your employment with the Tapestry Companies terminates (other than due to Retirement, in which case the claw-back and forfeiture provisions set forth in Section 8(a) of the Agreement that apply in the event the Restrictive Covenants are violated shall remain in effect through the last Vesting Date), or (iv) disclose or misuse any confidential information regarding the Tapestry Companies at any time. You acknowledge and agree that the Company is granting you this Award in consideration of your agreement to be bound by the Restrictive Covenants, and you acknowledge and agree that this Award is good and valuable consideration for the Restrictive Covenants. Accordingly, if you breach any of the Restrictive Covenants, in addition to the forfeiture and claw-back consequences described in Section 8(a), the Company shall be entitled to recover any damages incurred as a result of such breach. You further acknowledge and agree that the Tapestry Companies would be irreparably harmed by any breach of the Restrictive Covenants and that money damages would be an inadequate remedy for any such breach and, accordingly, for employees at the level of Senior Director or above, in the event of your breach or threatened breach of any of the Restrictive Covenants, the Company may, in addition to any money damages or other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the Restrictive Covenants. For the avoidance of doubt, the remedies in law and in equity for any breach of the Restrictive Covenants set forth in this Section 8(c) are in addition to, and cumulative of, the claw-back and forfeiture provisions set forth in Section 8(a). Notwithstanding anything herein to the contrary, nothing herein is intended to limit any restrictive covenant provision contained in any other agreement between you and the Tapestry Companies that may permit any of the Tapestry Companies to seek injunctive relief, money damages or any other rights or remedies at law or in equity in the event of a breach of threatened breach of any restrictive covenant provision contained in any other agreement.
(d)    For purposes of the Agreement, “Competitive Business” shall mean any entity (including its subsidiaries, parent entities and other affiliates) that, as of the relevant date, the Committee has designated in its sole discretion as an entity that competes with any of the businesses of the Tapestry Companies; provided, that (i) the list of Competitive Businesses shall not exceed the total number of entities shown below for the region in which your employment is based, (ii) such entities are the same entities used for any list of competitive entities for any other arrangement with an executive of the Company, and (iii) you will only be restricted from those entities on the list as of the date of the termination of your employment with the Tapestry Companies. A current list of Competitive Businesses, including any changes made to the list by the Committee, shall be maintained on the Company intranet. Each entity included in the list of
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entities designated as Competitive Businesses at any given time shall include any and all subsidiaries, parent entities and other affiliates of such entity.
The following entities, together with their respective subsidiaries, parent entities and other affiliates, have been designated by the Committee as Competitive Businesses as of the date of the Agreement for Company Employees employed by the Company’s North American entities or Global Operations division (regardless of the employee’s geographic place of work or residence) excluding those described in the paragraph below: Adidas AG; Burberry Group PLC; Capri Holdings Limited; Cole Haan LLC; Fast Retailing Co., Ltd.; Compagnie Financiere Richemont SA; Fung Group; G-III Apparel Group, Ltd.; The Gap, Inc.; Kering;; LVMH Moet Hennessy Louis Vuitton SA; Nike, Inc.; Prada, S.p.A; PVH Corp.; Ralph Lauren Corporation; Samsonite International S.A.; Tory Burch LLC; V.F. Corporation, Victoria’s Secret & Co. and Under Armour, Inc.
The following entities, together with their respective subsidiaries, parent entities and other affiliates, have been designated by the Committee as Competitive Businesses as of the date of the Agreement for Company employees employed by the retail businesses operated by the Company (either directly or in a joint venture) outside of North America (regardless of the employee’s geographic place of work or residence): Adidas AG; Burberry Group PLC; Capri Holdings Limited; Chanel S.A.; Club 21 Pte Ltd; Cole Haan LLC; Compagnie Financiere Richemont SA; Fast Retailing Co., Ltd; Furla S.p.A.; The Gap, Inc.; H&M Hennes & Mauritz AB (H&M); Hermes International SA; Industria de Diseno Textil, S.A; Kering; LVMH Moet Hennessy Louis Vuitton SA; Nike, Inc.; Prada, S.p.A; PVH Corp.; Ralph Lauren Corporation; Salvatore Ferragamo S.p.A; and Tory Burch LLC.
By accepting this Option, you consent to and authorize the Tapestry Companies to deduct from any amounts payable by the Tapestry Companies to you any amounts you owe to the Company under this Section. This right of set-off is in addition to any other remedies the Company may have against you for your breach of the Agreement. Your obligations under this Section shall be cumulative (but not duplicative) of any similar obligations you have under the Agreement or pursuant to any other agreement with the Tapestry Companies.
9.Rights as a Stockholder. You will have no rights as a stockholder with respect to any Option Shares until and unless ownership of such Option Shares has been transferred to you in accordance with the Agreement and the Plan.
10.Options Not Transferable. This Option will not be assignable or transferable by you, other than by will or by the laws of descent and distribution or, with the consent of the Administrator, a DRO, and will be exercisable during your lifetime only by you (or your legal guardian or personal representative). If this Option remains exercisable after your death, subject to Sections 3, 5 and 7 above, it may be exercised by the personal representative of your estate or by any person who acquires the right to exercise such Option by bequest, inheritance or otherwise by reason of your death.
11.Transferability of Option Shares. Option Shares generally are freely tradable in the United States, subject to any applicable insider trading policy of the Company. However, you may not offer, sell or otherwise dispose of any Option Shares in a way which would: (a) require the Company to file any registration statement with the U.S. Securities and Exchange Commission (or any similar filing under state law or the laws of any other country) or to amend or supplement any such filing or (b) violate or cause the Company to violate the U.S. Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any other state or
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federal law, or the laws of any other country. The Company reserves the right to place restrictions required by law on Common Stock received by you pursuant to this Option.
12.Conformity with the Plan. This Option is intended to conform in all respects with, and is subject to applicable provisions of, the Plan. Inconsistencies between the Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By your acceptance of the Agreement, you agree to be bound by all of the terms and conditions of the Agreement and the Plan.
    13.    Nature of Grant. By accepting the Options, you acknowledge and agree that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(c)    all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;
(d)    your participation in the Plan is voluntary;
(e)    the Option and the underlying Option Shares, and any income from and value of same, are extraordinary items that (i) do not constitute compensation of any kind for services of any kind rendered to the Tapestry Companies or to your actual employer (the “Employer”), and (ii) are outside the scope of your employment or service contract, if any;
(f)    the Option and the underlying Option Shares and any income from and value of same, are not intended to replace any pension rights or compensation;
(g)    the Option and the underlying Option Shares, and any income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday or vacation pay, paid-time off, pension, profit sharing, 401(k) or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Tapestry Companies, including the Employer;
(h)    the grant of the Option and your participation in the Plan shall not create a right to employment or continued employment with any of the Tapestry Companies or be interpreted as forming an employment or service contract with any of the Tapestry Companies, and shall not interfere with the ability of the Tapestry Companies, to terminate your employment or service relationship (if any) at any time with or without cause;
(i)    the future value of the underlying Option Shares is unknown and cannot be predicted with certainty, and the Option Shares acquired upon exercise may increase or decrease in value;
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(j)    if the underlying Option Shares do not increase in value, the Option will have no value;
(k)    if you exercise your Option and obtain Option Shares, the value of such Option Shares acquired upon exercise may increase or decrease in value, even below the Grant Price;
    (l)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Option or diminution in value of the Option or Option Shares purchased through exercise, forfeiture of the Option resulting from the termination of your employment by or continued service with the Company or the Employer or continuous service (for any reason whatsoever and, whether or not later found to be invalid or in breach of Applicable Laws or the terms of your employment or service agreement, if any) and in consideration of the grant of the Options to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Tapestry Companies, including the Employer, waive your ability, if any, to bring any such claim, and release the Tapestry Companies, including the Employer, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(m)    for purposes of this Option, unless your termination is a Severance Event Termination, regardless of the reason of your termination (and whether or not later found to be invalid or in breach of Applicable Laws or the terms of your employment or service agreement, if any), your employment or service relationship will be considered terminated effective as of the date you are no longer actively employed or providing services and will not be extended by any notice period mandated under local law (e.g., active employment would not include any contractual notice period or any period of “garden leave” or similar period pursuant to local law). The Administrator shall have the exclusive discretion to determine when you are no longer actively employed for purposes of this Option (including whether you may still be considered to be providing services while on a leave of absence);

(n)    the Option and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability;
(o)    the Tapestry Companies, including the Employer, shall not be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option or of any amounts due to you pursuant to the exercise of the Option or the subsequent sale of any Option Shares acquired upon exercise;

(p)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Option Shares; and
(q)    you are hereby advised to consult, and should consult, with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
    14.    Tax Obligations. Regardless of any action taken by the Company or the Employer, you acknowledge and agree that the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, capital/gains tax, payment on account or other tax-related items related to the Option and your participation in the Plan and legally applicable to
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you (“Tax-Related Items”) is and remains your sole responsibility and may exceed the amount, if any, withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Options, the subsequent sale of any Option Shares acquired at exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Company makes no guarantee as to: (i) the tax treatment of the grant or exercise of the Options and/or of the acquisition, holding or sale of any underlying Shares acquired by exercise of the Options; and (ii) whether any withholding amount will satisfy Tax-Related Items and your tax obligations relating to the Options and any underlying Shares acquired by exercise of the Options.
    In connection with any relevant taxable or tax withholding event, you shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard you authorize the Company and/or the Employer, or their respective agents, to withhold all applicable Tax-Related Items from any wages or other cash compensation paid to you by the Company and/or the Employer. Alternatively, or in addition, if permissible under local law, you authorize the Company and/or the Employer or their respective agents, at their discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding otherwise deliverable Option Shares; (ii) withholding from the proceeds of the sale of Option Shares acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company, including, without limitation, through any brokerage firm determined to be acceptable by the Company (on your behalf and at your direction pursuant to this authorization without your further consent), or (iii) any other method determined by the Company, to the extent permitted under the Plan and Applicable Laws. The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other withholding rates, including maximum rates applicable in your jurisdiction(s). If the maximum rate is used, any over-withheld amount may be refunded to you in cash by the Company or the Employer (with no entitlement to the equivalent in Option Shares) or, if not refunded, you may seek a refund from the local tax authorities. In the event of any under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or Employer. If any withholding obligation for Tax-Related Items is satisfied by withholding a number of Option Shares as described herein, for tax purposes, you are deemed to have been issued the full number of Option Shares subject to the portion of the Option exercised, notwithstanding that a number of the Option Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan. You shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Option Shares or the proceeds of the sale of Option Shares if you fail to comply with your obligations in connection with the Tax-Related Items.
    15. Data Privacy. Where required by Applicable Law, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data (as defined below) by and among, as necessary and applicable, the Employer
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and the Tapestry Companies for the exclusive purpose of implementing, administering and managing your participation in the Plan.
    You understand that the Company and the Employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social security or insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, and job title, any Common Stock or directorships held in the Company, and details of the Option or any other option or other entitlement to Option Shares, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. You understand that Data will be transferred to Fidelity Stock Plan Services and certain of its affiliates (“Fidelity”) or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, including outside the European Economic Area, and that the recipients’ country may have different data privacy laws and protections than your country. You authorize the Company, Fidelity and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Option Shares acquired upon exercise of the Option.
    You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You understand that Data shall be held as long as is reasonably necessary to implement, administer and manage your participation in the Plan, and that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Options or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing such consent may affect your ability to participate in the Plan. In addition, you understand that the Tapestry Companies have separately implemented procedures for the handling of Data which the Company believes permits the Company to use the Data in the manner set forth above notwithstanding your withdrawal of such consent. For more information on the consequences of refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
Finally, you understand that the Company may rely on a different legal basis for the collection, processing and/or transfer of Data either now or in the future and/or request you provide another data privacy consent. If applicable and upon request of the Company or the Employer, you agree to provide an executed acknowledgment or data privacy consent (or any other acknowledgments, agreements or consents) to the Company and/or the Employer that the Company and/or the Employer may deem
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necessary to obtain under the data privacy laws in your country, either now or in the future. You understand that you may be unable to participate in the Plan if you fail to execute any such acknowledgment, agreement or consent requested by the Company and/or the Employer.
    16.    Miscellaneous.
    (a)    Amendment or Modifications. The grant of this Option is documented by the minutes of the Committee or by documents produced by the Company as authorized by such minutes, which records are the final determinant of the number of Option Shares granted and the conditions of this grant. The Committee may amend or modify this Option in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Option, provided that no such amendment or modification shall directly or indirectly impair or otherwise adversely affect your rights under the Agreement without your consent. Except as in accordance with the two immediately preceding sentences and Section 18 of the Agreement, the Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.
(b)    Governing Law. Notwithstanding anything herein to the contrary, all matters arising under the Agreement, including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of New York, without regard to the provisions of conflict of laws thereof.
(c)    Binding Arbitration. With the exception of any application by the Tapestry Companies for declaratory and/or injunctive relief based on a violation or threatened violation of Section 8, which may be brought in state or federal court in New York County, New York, all disputes, claims, controversies or causes of action between you and any of the Tapestry Companies or any of their employees and other service providers arising out of or related to the Agreement shall be determined exclusively by final, binding and confidential arbitration in accordance with this Section 16(c).   The arbitration shall be conducted before a single arbitrator in New York, New York (applying New York law) in accordance with the JAMS Employment Arbitration Rules & Procedures then in effect (a copy of such rules is available at https://www.jamsadr.com/rules-employment-arbitration/) and in the JAMS arbitral forum.  You and the Tapestry Companies shall be entitled to engage in discovery in the form of requests for documents, interrogatories, requests for admissions, physical and/or mental examinations and depositions, in accordance with and subject to the provisions of the Federal Rules of Civil Procedure.  Any disputes concerning discovery shall be resolved by the arbitrator.  The decision of the arbitrator appointed to hear the case will be final and binding on you and the Tapestry Companies.  The arbitrator’s award may be entered as a judgment in any court of competent jurisdiction in New York County, New York.  The party requesting the arbitration shall be responsible for paying any associated filing or administrative fees.  All other arbitration costs shall be shared equally by you and the Tapestry Companies; provided, however, the legal fees of the party that substantially prevails in the arbitration proceeding shall be paid by the non-prevailing party.  Such legal fees shall be paid no later than sixty (60) days following the issuance of the arbitrator’s decision.  With the exception of the foregoing clause, each party shall be responsible for the costs and fees of its counsel or other representative.
(d)    Successors and Assigns. Except as otherwise provided herein, the Agreement will bind and inure to the benefit of the respective successors and permitted assigns and heirs and legal representatives of the parties hereto whether so expressed or not.
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(e)    Severability. Whenever feasible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.
(f)    Forfeiture if Not Accepted. The Company’s grant to you of these Options is conditioned upon your acceptance of the terms of the Agreement. If you do not accept the Agreement (by returning a signed copy of the Agreement to the Tapestry Human Resources Department or by electronically accepting it online, as applicable) prior to the first anniversary of the Grant Date, then the Company shall have the right to terminate the Agreement and cancel the Options without providing further notice or other compensation or payments to you.
(g)    Language: By accepting the Options, you acknowledge and represent that you are proficient in the English language or have consulted with an advisor who is sufficiently proficient in English as to allow you to understand the terms of this Agreement and any other documents related to the Plan. If you have received the Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(h)    Electronic Delivery and Acceptance. Unless the Company determines otherwise in its sole discretion, the Company will deliver any documents related to your participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

    17.    Annexes. Notwithstanding any provisions in the Agreement, the Option grant shall be subject to any special terms and conditions as set forth in any annex to the Agreement. Moreover, if you relocate to one of the countries included Annex A, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Annex A constitutes part of the Agreement.
18.    Imposition of Other Requirements: The Company reserves the right to impose other requirements on your participation in the Plan, on the Option and on any Option Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. By accepting this Award, you agree to sign any additional documents or undertakings that the Company may require.
19.    Insider Trading Restrictions/Market Abuse Laws. You may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Option Shares or rights to shares (e.g., Options) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak, and should speak, to your personal advisor on this matter.

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20.    Foreign Asset/Account Reporting Requirements and Exchange Controls. Your country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect your ability to acquire or hold Option Shares under the Plan or cash received from participating in the Plan (including from any dividends paid on Option Shares, sale proceeds resulting from the sale of Option Shares acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you are advised to consult, and should consult, your personal legal advisor for any details.
21.    Waiver. You acknowledge that a waiver by the Company of breach of any provision of the Agreement shall not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by you or any other Holder.
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In witness whereof, the parties hereto have executed and delivered the Agreement.
TAPESTRY, INC.
Sarah Dunn
Global Human Resources Officer

Date: GRANT DATE

I acknowledge that I have read and understand the terms and conditions of the Agreement and of the Plan and I agree to be bound thereto.

OPTIONEE:
__________________________________
NAME
Date: _____________________________

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